Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 6

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 6 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011 and prospectus supplement No. 5 dated August 15, 2011 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On October 6, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is October 6, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 30, 2011, the Board of Directors of NCO Group, Inc. (referred to as “we,” “us” or “our”) appointed Marc Simon to the Board of Directors.  Under the terms of the Stockholders Agreement dated as of November 15, 2006 (the “Stockholders Agreement”) among the Company, One Equity Partners II, L.P. and certain of its affiliates, referred to collectively as “OEP”, and our other stockholders, OEP has the right to designate certain members of the Board of Directors.  Mr. Simon was appointed to our Board of Directors as an OEP director designee under the Stockholder’s Agreement.

Mr. Simon is Chief Executive Officer and a director of HALO Branded Solutions, Inc.  Prior to joining HALO Branded Solutions in February 2001, Mr. Simon spent 22 years in private law practice and five years as a leading executive in the call center industry.  Mr. Simon is a CPA and has a BS in accounting and a J.D. from the University of Illinois.

Effective September 30, 2011, we entered into a director agreement with Mr. Simon (the “Director Agreement”) in connection with Mr. Simon’s appointment to our Board of Directors.  The Director Agreement provides that Mr. Simon will receive annual compensation of $100,000 during the term of the Director Agreement. The term of the Director Agreement is from September 30, 2011 until Mr. Simon’s service to us ceases in accordance with Section 8 therein.

Effective September 30, 2011, we entered into a restrictive covenant agreement with Mr. Simon (the “Restrictive Covenant Agreement”) in connection with Mr. Simon’s appointment to our Board of Directors.  A summary of the key terms of the Restrictive Covenant Agreement is set forth below:

•                                          Non-Competition:  Mr. Simon has agreed, for a period commencing on the date of his election to the Board of Directors / execution date of the agreement through three years following the date which Mr. Simon’s service as a director of ours terminates, not to engage in the outsourced call center business or the business of providing debt collection services to third parties;

•                                          Non-Solicitation:  Mr. Simon has agreed, for a period commencing on the date of his election to the Board of Directors / execution date of the agreement through three years following the date which Mr. Simon’s service as a director of ours terminates, not to solicit any of our (or our affiliates’) past, present or prospective customers;

•                                          Confidentiality:  Mr. Simon has agreed to keep confidential information respecting our business and activities, or any of our affiliates, which is disclosed to Mr. Simon by us during the period of time that he is a member of our Board of Directors, subject to certain limitations. .

The descriptions of the Director Agreement and Restrictive Covenant Agreement contained herein are qualified in their entirety by reference to the Director Agreement and the Restrictive Covenant Agreement that are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

No.	Description

10.1	Director Agreement between NCO Group, Inc. and Mr. Marc Simon, dated September 30, 2011.

10.2	Restrictive Covenant Agreement between NCO Group, Inc. and Mr. Marc Simon, dated September 30, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: October 6, 2011	By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President, Finance and Chief Financial Officer

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Exhibit 10.1

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the “Agreement”), dated as of September 30, 2011, is made and entered into by and between NCO Group, a Delaware corporation (the “Company”), and Marc Simon (the “Director”).

WHEREAS, pursuant to Section 2.2(a) of that certain Stockholders Agreement dated November 15, 2006, by and among the Company, One Equity Partners II, L.P. and certain of its affiliates (“OEP”), and each of the Company’s other stockholders named therein, as amended from time to time (the “Stockholders Agreement”), OEP has designated the Director to serve as an independent member of the Company’s Board of Directors; and

WHEREAS, the Company desires to retain the services of the Director in the capacity as an independent member of the Company’s Board of Directors, and the Director desires to provide such services in such capacity, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein and intending to be bound hereby, the parties agree as follows:

1.                                       Duration of Agreement.  This Agreement is effective on the date set forth above and shall govern the Director’s continued service with the Company until that service ceases in accordance with Section 8 hereof.

2.                                       Background Check.  By executing this Agreement, the Director hereby consents to and agrees to execute any documents or to take any other actions reasonably necessary or desirable to facilitate the Company’s performance of a full background check, including a report of the Director’s credit.

3.                                       Duties.  The Director shall serve as a director on the Company’s Board of Directors (the “Board”) and, in such capacity, shall provide those services required of a director as are customarily associated with and are incident to the position of director, performed in accordance the Company’s certificate of incorporation and bylaws, as may be amended from time to time, and under the corporate law of the jurisdiction of incorporation of the Company, the federal securities laws and other state and federal laws and regulations, as applicable.  Without limiting the generality of the foregoing, the Director shall attend meetings of the Board on an as needed basis.  The Director shall faithfully, competently and diligently perform to the best of his ability all of the duties required of him as a director of the Company.

4.                                       Compensation.  In consideration of his service on the Board, the Director will be entitled to compensation as set forth on Schedule A hereto.

5.                                       Reimbursement of Expenses.  The Company will pay or reimburse the Director for all reasonable out of pocket business expenses incurred or paid by the Director in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

6.                                       Indemnification and Advancement of Expenses.  The Director shall be entitled to indemnification and advancement of expenses on the terms set forth in the Company’s certificate of incorporation and bylaws, current copies of which are being delivered to you concurrently herewith.  The Company shall maintain directors and officers liability insurance, which provides coverage for the Director on terms and conditions approved by the Company in an amount and pursuant to policies reasonably equivalent to such insurance policies of the Company in effect as of the date hereof at all times during your term as director and for no less than 6 years thereafter.  If the Company offers any additional indemnification or insurance, whether pursuant to an agreement or otherwise, to any non-employee director of the Company in his capacity as such, the Company shall offer the same to you.

7.                                       Status.  Director hereby acknowledges and agrees that he shall not be considered an employee of the Company for any purpose.  The Director acknowledges that he will not be eligible to participate in any retirement, welfare, or other benefit plan maintained by the Company for its employees.  The Director agrees that he will not make any claim for such benefits.

8.                                       Termination.  This Agreement and the Director’s service as a director of the Company shall automatically terminate upon the death of the Director or the Director’s failure to win election or re-election to the Board. In addition, the Director may terminate Director’s service as a director of the Company for any reason upon five (5) days advance written notice to the Company.  The Director may be removed as a member of the Board of Directors in the manner set forth in the Company’s certificate of incorporation or bylaws, as applicable.  As a designee of OEP, the Director may be removed (with or without cause) by OEP at any time. In the event of any termination of Director’s service as a director of the Company or removal of Director as a director of the Company, in each case for any reason, this Agreement shall terminate concurrently therewith and the Company will have no further obligation or liability to the Director hereunder.  The Director shall be paid any compensation owed to him through the date of such termination.

9.                                       Miscellaneous.

9.1.                              Cooperation.  The Director further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Director was in any way involved during his service to the Company.  The Director shall render such cooperation in a timely manner on reasonable notice from the Company.

9.2.                              Section 409A.

9.2.1.                     Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided to the Director does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Director during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Director in any other calendar year, (ii) the reimbursements for expenses for which the Director is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable

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expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.2.2.                     Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Director that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code, provided that neither the Company nor any of its affiliates shall have any liability to the Director in the event that this Agreement is determined to not so comply.  Notwithstanding anything in this Agreement to the contrary, distributions of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

9.3.                              Section 280G.  Notwithstanding any other provision of this Agreement or any other agreement or arrangement between the Director and the Company or any of its affiliates, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Director receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), such payments and benefits will be reduced by the minimum amount necessary to ensure that no portion thereof will fail to be tax-deductible by the Company or its affiliates by reason of Section 280G of the Code.  If a reduction to the payments or benefits otherwise payable under this Agreement or any other agreement or arrangement between the Director and the Company or any of its affiliates is required pursuant to this Section 10.3, such reduction shall be applied first against the latest scheduled cash payments; second to current cash payments; third to any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; fourth to any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), which shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fifth to any other non-cash benefits.

9.4.                              Other Agreements.  The Director represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Director’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Director of his duties under this Agreement.

9.5.                              Successors and Assigns.  The Company may assign this Agreement to any affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise.  The duties of the Director hereunder are personal to the Director and may not be assigned by him.

9.6.                              Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Director and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby

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waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

9.7.                              Waivers.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver of such term or condition and shall not constitute a waiver as to any act other than that specifically waived.

9.8.                              Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.9.                              Survival.  This Agreement will survive the cessation of the Director’s service to the extent necessary to fulfill the purposes and intent of this Agreement.

9.10.                        Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier.  Any notice or communication to the Director will be sent to the Director’s home address as reflected in the Company’s files.  Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Executive Officer.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

9.11.                        Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.12.                        Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

9.13.                        Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Director has executed this Agreement, in each case on the date first above written.

NCO GROUP, INC.

By:	/s/ Joshua Gindin
Name: Joshua Gindin
Title: EVP

MARC SIMON

/s/ Marc S. Simon

[Signature Page to Director Agreement]

SCHEDULE A

DIRECTOR COMPENSATION

Independent Director Annual Compensation

•                                          $100,000 retainer (payable in quarterly installments)

•                                          Optional health insurance coverage under the Company’s health insurance plan

•                                          Reimbursement of expenses incurred in attending meetings of the Board of Directors and the committees thereof

Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”), dated September 30, 2011, is made by and between NCO Group, Inc., a Delaware corporation (the “Company”), and Marc Simon (the “Director”).

Recitals

In connection with the election of the Director as a member of the Company’s Board of Directors, the Director has agreed to provide the Company with certain restrictive covenants, upon the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1.                                      Definitions.

1.1.                            “Affiliate” means any Person or entity controlling, controlled by or under common control with the Company.

1.2.                            “Board” means the Board of Directors of the Company.

1.3.                            “Effective Date” means the date of this Agreement first written above.

1.4.                            “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.5.                            “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

1.6.                            “Termination Date” means the date the Director no longer serves on the Board for any reason.

2.                                      Restrictive Covenants.  As an inducement for the Company to elect the Director to serve on the Board, the Director hereby agrees to the restrictive covenants contained this Section.

2.1.                            Non-Competition.  During the period commencing on the Effective Date and until the third anniversary of the Termination Date (the “Restricted Period”), the Director

shall not, without the advance written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, either directly or indirectly, engage or assist anyone else in engaging in (including, without limitation, as a director, executive officer or employee of or consulting or giving advise with respect to) the outsourced call center business or the business of providing debt collection services to third parties (the “Restricted Business”).

2.2.                            Non-Solicitation.  During the Restricted Period, the Director shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit any past, present or prospective customer of the Company or any of its affiliates (each, a “Customer”) for Restricted Business.  After the Termination Date, a past or prospective Customer shall be limited to such Customer measured within the three (3) year period prior to the Termination Date, “prospective Customers” shall include only those known to the Director prior to the Termination Date.  During the Restricted Period, the Director shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit for employment or hire any individual who was a vice president or more senior officer of the Company or any of its affiliates at any time after the date hereof and prior to the Termination Date, who either (A) is employed by the Company or any of its affiliates at the time of such solicitation or (B) has been so employed within 6 months prior to such solicitation.

2.3.                            Confidentiality.  The Director shall not, during the Director’s service as a member of the Board and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose, or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party or use for his own benefit or the benefit of any other person or entity (in each case, other than when required to do so in good faith to perform the Director’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power).  The Director shall also proffer to the Board’s designee within 5 business days of a written request therefor, and without retaining any copies, notes or excerpts thereof, to the extent permitted by law, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Director’s possession.  For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate which is disclosed to the Director by the Company during the period of time that the Director is a member of the Board of Directors of the Company.  Notwithstanding the immediately preceding sentence, Confidential Information shall not include (i) any information that is, or becomes, generally available to the public (unless such availability occurs either as a result of the Director’s breach of any portion of this Section 2.3), (ii) that is or becomes available to the Director on a non-confidential basis from a source other than the Company or any of its Subsidiaries, provided that such source is not known by the

Director to be prohibited from disclosing the Confidential Information to Director, or (iii) that was known by the Director prior to the disclosure by the Company.

2.4.                            Injunctive Relief.  The Director acknowledges and agrees that the Company will have no adequate remedy at law and would be irreparably harmed, if the Director actually breaches or threatens to breach any of the provisions of this Section 2.  The Director agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any actual breach or threatened breach of this Section 2, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have.  The Director further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 2, raise the defense that the Company has an adequate remedy at law.

2.5.                            Special Severability.  The terms and provisions of this Section 2 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the potential restrictions on the Director’s future employment imposed by this Section 2 be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 2 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

2.6.  Other Obligations of Director.  The Company acknowledges and agrees that the Director is an officer and director of HALO Branded Solutions, Inc. (“HALO”) and has fiduciary duties thereto (such duties, collectively referred to as the “HALO Duties”).  Notwithstanding anything hereto to the contrary, nothing herein shall in any way limit or restrict the Director from complying with his HALO Duties and the Director shall not be deemed to be in breach of any obligations hereunder or duties to the Company or its stockholders to the extent any action taken by the Director is reasonably required as a result of any such HALO Duties.

3.                                      Successors.  This Agreement is personal to the Director and, without the prior express written consent of the Company, shall not be assignable by the Director.  This Agreement shall inure to the benefit of and be enforceable by the Director’s heirs, beneficiaries and/or legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors, purchasers and assigns.

4.                                      Miscellaneous.

4.1.                            Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applied without reference to principles of conflict of laws.  Both the Director and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within State of Delaware, with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.

4.2.                            Arbitration.  In the event of any dispute or controversy between the Company and the Director with respect to any of the matters set forth herein, except to the extent that the Company is seeking injunctive relief pursuant to Section 2 hereunder, both the Company and the Director agree to submit such dispute or controversy to binding arbitration, to be conducted in Delaware, pursuant to the then prevailing rules and regulations of the American Arbitration Association, with one arbitrator presiding.  The arbitration award shall be enforceable in any court of competent jurisdiction.  In the event the Company is seeking injunctive relief hereunder, the Director agrees to submit himself to any court of competent jurisdiction within the State of Delaware and the Director hereby waives any objections which he may now or hereafter have to the laying of venue for any action seeking injunctive relief under this Agreement brought in such courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding has been brought in an inconvenient forum.

4.3.                            Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

4.4.                            Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by email, reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	NCO Group, Inc.
507 Prudential Road
Horsham, PA 19044

With a copy to Company’s counsel at:	Dechert LLP
2929 Arch Street
Philadelphia, PA 19102
Facsimile: 215-994-2222
Attention: Ian A. Hartman

To the Director:	at his residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith.  All such notices shall be deemed to have been duly given: (i) when delivered personally or emailed to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

4.5.                            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

4.6.                            Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

4.7.                            Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

4.8.                            Entire Agreement.  This Agreement contains the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

[Remainder of page intentionally omitted]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

NCO GROUP, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Its:	EVP

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Marc S. Simon
Marc Simon

Dated: 10/1/2011

[Signature Page to Restrictive Covenant Agreement]